EXHIBIT 99.1


NationsBank Corporation
901 Main Street, 68th Floor
Dallas, TX 75202


NATIONSBANK
                                                     NEWS RELEASE


FOR IMMEDIATE RELEASE


August 1, 1994 -- NationsBank Corporation today said it has entered into an agreement for the underwritten public offering of $300 million in 10-year subordinated notes.

The debt issue is part of a $4 billion shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange
Commission.

The 10-year, non-callable subordinated notes have a coupon interest rate of 7 3/4 percent. The notes qualify as Tier 2 capital under the Federal Reserve Board's capital guidelines. The subordinated note offering is co-managed by NationsBanc Capital Markets, Inc., Bear, Stearns & Co., Inc., Chemical Securities Inc., Merrill Lynch & Co., and Salomon Brothers Inc. Closing is scheduled for August 8, 1994.

Proceeds from the debt issue will be used for general corporate purposes, including additions to working capital, additional contributions to the capital of NationsBank subsidiaries and the possible acquisition of other financial institutions or their assets.

As of June 30, 1994, NationsBank had $164 billion in assets, making it the fourth-largest banking company in the United
States.





Contact: Martha Larsh 214/508-0633